EXHIBIT 99.1

Orange 21 Inc. 2070 Las Palmas Drive Carlsbad, CA 92011 PH: (760) 804-8420 FX: (760) 804-8442 www.orangetwentyone.com

Orange 21 Inc. Announces Appointment of New Chairman of the Board

CARLSBAD, Calif.—(BUSINESS WIRE)—August 26, 2008—Orange 21 Inc. (NASDAQ:ORNG), a leading developer of brands that produce premium products for the action sports and youth lifestyle markets, today made an announcement regarding its Board of Directors (the “Board”) and executive officers.

On August 20, 2008, the Board appointed A. Stone Douglass to Chairman of the Board. Mr. Douglass joined the Board on August 7, 2008. Mr. Douglass is an experienced merchant banker and business management consultant who has over 30 years of experience in finance and managing public and private companies, including acting as director and/or interim Chief Executive Officer of more than twenty companies. He is a Managing Director of Compass Partners, L.L.C., a merchant bank specializing in restructuring activities. Mark Simo, the Company’s Chief Executive Officer, commented “We look forward to working with Stone as we continue our turnaround efforts. His extensive experience working with companies in trying economic environments will be a significant asset to the Company.” John Pound, a member of the Board who recently stepped down as its Co-Chairman, commented, “I’m delighted that Stone has agreed to bring his broad experience to this position as we continually strive to build shareholder value.” Mr. Douglass commented, “I look forward to this opportunity and I am confident that our Board and management team will succeed in achieving the Company’s full potential.”

In addition, on August 20, 2008, the Board appointed the following directors to the Board’s committees, effective as of that date. The Audit Committee will consist of Harry Casari, as chairman, John Pound and Mr. Douglass. The Compensation Committee will include David Mitchell, as chairman, Theodore Roth and Mr. Casari. The Nominating and Corporate Governance Committee will be comprised of Mr. Roth, as chairman, Mr. Mitchell and Mr. Douglass.

Also on August 20, 2008, the Board reappointed the Company’s executive officers, effective as of that date. Mark Simo was reappointed as the Company’s Chief Executive Officer, Jerry Collazo was reappointed as the Company’s Chief Financial Officer and Secretary, and Barry Buchholtz was reappointed as the Company’s President, Italian Operations.

About Orange 21 Inc.

Orange 21 designs, develops, markets and produces premium products for the action sport and youth lifestyle markets. Orange 21’s primary brand, Spy Optic (TM), manufactures sunglasses and goggles targeted toward the action sports and youth lifestyle markets.

Safe Harbor Statement

This press release contains forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or future financial performance and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company can not guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company, nor any other person, assumes responsibility for the accuracy or completeness of such forward-looking statements. The Company undertakes no obligation to update any of the forward-looking statements.

Contact:

Orange 21 Inc.

Jerry Collazo, Chief Financial Officer

760.804.8420